Exhibit 10.3

PAYOFF LETTER

February 26, 2024

Aditxt, Inc.

Attn: Amro Albanna, CEO

737 Fifth Street, Suite 200

Richmond, VA 23219

E-mail:

Re:	Termination and Cancellation of Aditxt Notes

Ladies and Gentlemen:

Reference is made to (i) that certain Secured Promissory Note due September 2024, dated as of December 11, 2023 (as amended, restated, amended and restated, supplemented, or otherwise modified, the “BBLS Secured Note”), issued by Aditxt, Inc. (“Aditxt”) to Baker Brothers Life Sciences, L.P. (“BBLS”), (ii) that certain Unsecured Promissory Note, dated as of December 11, 2023 (as amended, restated, amended and restated, supplemented, or otherwise modified, the “BBLS Unsecured Note” and, together with the BBLS Secured Note, the “BBLS Notes”), issued by Aditxt to BBLS, (iii) that certain Secured Promissory Note due September 2024, dated as of December 11, 2023 (as amended, restated, amended and restated, supplemented, or otherwise modified, the “667 Secured Note” and the 667 Secured Note, together with the BBLS Secured Note, the “Secured Notes”), issued by Aditxt to 667, L.P. (“667” and, together with BBLS, “Baker”), (iv) that certain Unsecured Promissory Note, dated as of December 11, 2023 (as amended, restated, amended and restated, supplemented, or otherwise modified, the “667 Unsecured Note” and, together with the BBLS Unsecured Note, the “Unsecured Notes” and the Unsecured Notes, together with the Secured Notes, the “Aditxt Notes”), issued by Aditxt to 667, (v) the various instruments, documents and other agreements executed in connection with the Aditxt Notes (including, but not limited to, that certain Security Agreement, dated as of December 11, 2023 (the “Security Agreement”) by and among Aditxt and Baker Bros. Advisors LP (the “Designated Agent”) as agent for Baker), together with the Adixt Notes, collectively, the “Existing Notes Documents”) and (viii) that certain Assignment Agreement, dated as of the date hereof (the “Assignment Agreement”), by and among Baker, Aditxt and the Designated Agent and consented to by Evofem Biosciences Inc.

Baker understands that, pursuant to the Assignment Agreement, Aditxt intends (a) to pay in full all outstanding indebtedness and all other amounts owing under the Aditxt Notes (such indebtedness and other amounts, the “Payoff Obligations”) and (b) to terminate the Existing Notes Documents in exchange for the selling and assignment of the Notes (as defined in the Assignment Agreement).

1. The aggregate amount of the Payoff Obligations under the Existing Note Documents (collectively, the “Payoff Amount”) is set forth on Schedule A.

2. Upon Baker’s receipt of (a) a fully executed copy of this letter, and (b) a fully executed copy of the Assignment Agreement and (c) receipt of the Payoff Amount (which shall be netted against the purchase price under the Assignment Agreement), (i) each of the Existing Notes Documents, including the Security Agreement, shall automatically terminate and be of no further force and effect (other than indemnification obligations owing to Baker to the extent that pursuant to the express terms of such documents, such obligations survive the termination thereof), (ii) all liens, encumbrances, pledges and security interests securing the obligations under the Existing Notes Documents shall automatically terminate, (iii) Aditxt and Sheppard, Mullin, Richter & Hampton, as counsel to Aditxt, shall, at Aditxt’s expense, be authorized to file the Uniform Commercial Code termination statements attached hereto as Schedule B and (iv) Baker shall, at Aditxt’s expense, deliver such other release documents reasonably requested by Aditxt to evidence the termination and release of the liens and security interests securing the Aditxt Notes under the Existing Notes Documents.

3. In addition, Aditxt agrees that, upon the Payoff Effective Time, Aditxt releases the Designated Agent, Baker and their respective affiliates and subsidiaries and their respective officers, directors, employees, shareholders, agents, attorneys and representatives as well as their respective successors and assigns (the “Baker Released Parties”) from any and all claims, obligations, rights, causes of action, and liabilities, of whatever kind or nature, whether known or unknown, whether foreseen or unforeseen, arising on or before the date hereof, which Aditxt ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever, which are based upon, arise under or are related to the Existing Notes Documents (other than (i) obligations of the Designated Agent and Baker expressly set forth in this Agreement and (ii) any and all claims, causes of action, damages, liabilities or obligations of every nature and description in any way or manner which relates, directly or indirectly, to or arises out of the any Baker Released Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction pursuant to a final, non-appealable order) (collectively, the “Baker Released Matters”). Without limiting the generality of the foregoing, Aditxt hereby waives the provisions of any statute or doctrine to the effect that a general release does not extend to claims which a releasing party does not know or suspect to exist in its favor at the time of executing the release, which if known by such releasing party would have materially affected the releasing party’s settlement with the party being released. Aditxt acknowledges that the agreements in this paragraph are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Baker Released Matters. Aditxt acknowledges that the release contained herein constitutes a material inducement to the Designated Agent and Baker to enter into this Agreement and that the Designated Agent and Baker would not have done so but for the Designated Agent’s and Baker’s expectation that such release is valid and enforceable in all events.

4. In addition, Baker agrees that, effective upon the occurrence of (i) the Payoff Effective Time and (ii) the receipt by Baker of the payment in full of the remaining balance under the $5,000,000 Secured Notes (as defined in the Assignment Agreement), Baker releases Aditxt and its affiliates and subsidiaries and their respective officers, directors, employees, shareholders, agents, attorneys and representatives as well as their respective successors and assigns (the “Aditxt Released Parties”) from any and all claims, obligations, rights, causes of action, and liabilities, of whatever kind or nature, whether known or unknown, whether foreseen or unforeseen, arising on or before the date hereof, which Baker ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever, which are based upon, arise under or are related to the Existing Notes Documents (other than (i) obligations of Aditxt expressly set forth in this Agreement, (ii) any and all claims, causes of action, damages, liabilities or obligations of every nature and description in any way or manner which relates, directly or indirectly, to or arises out of the any Aditxt Released Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction pursuant to a final, non-appealable order and (iii) any and all claims, causes of action, damages, liabilities or obligations of every nature and description in any way or manner which relates, directly or indirectly, to Aditxt’s representations and warranties under Section 2(b)(iv) of the Assignment Agreement and Aditxt’s obligations under Section 3(a) and 3(d) of the Prior Assignment Agreement (as defined in the Assignment Agreement)) (collectively, the “Aditxt Released Matters”). Without limiting the generality of the foregoing, Baker hereby waives the provisions of any statute or doctrine to the effect that a general release does not extend to claims which a releasing party does not know or suspect to exist in its favor at the time of executing the release, which if known by such releasing party would have materially affected the releasing party’s settlement with the party being released. Baker acknowledges that the agreements in this paragraph are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Aditxt Released Matters. Baker acknowledges that the release contained herein constitutes a material inducement to Aditxt to enter into this Agreement and that Aditxt would not have done so but for Aditxt’s expectation that such release is valid and enforceable in all events.

5. This letter agreement (a) shall be governed by the laws of the State of New York, (b) may be executed in one or more counterparts, and delivery of such counterparts by facsimile or email transmission shall be effective as deliver of manually executed counterparts, (c) sets forth the entire agreement among the parties relating to the subject matter pertaining hereto, and no term or provision hereof may be amended, changed, waived, discharged or terminated orally or otherwise, except in writing signed by each such party and (d) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[Signature Page Follows]

BAKER BROTHERS LIFE SCIENCES, L.P.

By: BAKER BROS. ADVISORS LP, management company and investment adviser to Baker Brothers Life Sciences, L.P., pursuant to authority granted to it by Baker Brothers Life Sciences Capital, L.P., general partner to Baker Brothers Life Sciences, L.P., and not as the general partner.

By:	/s/ Scott Lessing
Print Name:	Scott Lessing
Title:	President

667, L.P.,

By: Baker Bros. Advisors LP, management company and investment adviser to 667, L.P., pursuant to authority granted to it by Baker Biotech Capital, L.P., general partner to 667, L.P., and not as the general partner.

By:	/s/ Scott Lessing
Print Name:	Scott Lessing
Title:	President

Baker Bros. Advisors LP

By:	/s/ Scott Lessing
Print Name:	Scott Lessing
Title:	President

[Payoff Letter – Aditxt]

ADITXT, INC.

Signature:	/s/ Amro Albanna
Print Name:	Amro Albanna
Title:	Chief Executive Officer

[Payoff Letter – Aditxt]

SCHEDULE A

TO

PAYOFF LETTER

Payoff Amount

as of Payoff Date and Time

Funds payable to BBLS:

BBLS Secured Note:
Principal	$7,831,372.50

Unsecured BBLS Note:
Principal	$4,579,750.00

Total BBLS Payoff Amount:	$12,411,122.50

Funds payable to 667:

667 Secured Note:
Principal	$718,627.50

Unsecured 667 Note:
Principal	$420,250.00

Total 667 Payoff Amount:	$1,138,877.50

Total Payoff Amount:	$13,550,000.00

The above amount shall be paid in accordance with the wire transfer instructions separately provided by Baker to Aditxt (other than amounts that are net funded as provided in this letter agreement):

SCHEDULE B

TO

PAYOFF LETTER

UCC-3s